UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 14, 2014

CHENIERE ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-33366	20-5913059
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 800 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective as of January 14, 2014, H. Davis Thames, ceased to serve as the Senior Vice President and Chief Financial Officer and a director of Cheniere Energy Partners GP, LLC (the “Company”), a subsidiary of Cheniere Energy, Inc. (“Cheniere”) and the general partner of Cheniere Energy Partners, L.P. Mr. Thames is on a personal leave of absence from the Company.

On January 14, 2014, the Board of Directors (the “Board”) of the Company elected Michael J. Wortley as the Company’s Senior Vice President and Chief Financial Officer and a director of the Company. Mr. Wortley’s election to the Board was made pursuant to the rights of Cheniere and its affiliates under the Third Amended and Restated Limited Liability Company Agreement of the Company to appoint certain directors to the Board. Mr. Wortley was appointed to the Executive Committee of the Board.

Mr. Wortley, age 37, is the Senior Vice President and Chief Financial Officer of Cheniere and previously served as Vice President, Strategy and Risk of Cheniere since January 2013. Prior to January 2013, he served as Vice President - Business Development of Cheniere and President of Corpus Christi Liquefaction, LLC, a wholly owned subsidiary of Cheniere, since September 2011. Prior to September 2011, Mr. Wortley served as Cheniere’s Vice President - Strategic Planning since January 2009 and its Manager - Strategic New Business since August 2007. Prior to joining Cheniere in February 2005, Mr. Wortley spent five years in oil and gas corporate development, mergers, acquisitions and divestitures with Anadarko Petroleum Corporation, a publicly traded oil and gas exploration and production company. Mr. Wortley began his career as an Internal Auditor with Union Pacific Resources Corporation, a publicly traded oil and gas exploration and production company subsequently acquired by Anadarko. Mr. Wortley is currently a director and the Chief Financial Officer of Cheniere Energy Partners LP Holdings, LLC, a subsidiary of Cheniere. Mr. Wortley will also be Chief Financial Officer of the general partner of Sabine Pass LNG, L.P. Mr. Wortley received a B.B.A. degree in Finance from Southern Methodist University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY PARTNERS, L.P.

	By:	CHENIERE ENERGY PARTNERS GP, LLC,
its general partner

Date: January 16, 2014	By:	/s/ Michael J. Wortley
	Name:	Michael J. Wortley
	Title:	Senior Vice President and
Chief Financial Officer